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Exhibit 4.9

Translation for information purpose only

CREDIT AGRICOLE INDOSUEZ

E-mail sent March 19, 2004 by xavier.monteau@ca-indosuez.com
 To: LE BOURHIS, DOMINIQUE

Subject:

I inform you that the Phase IB Banks Group and the Phase IB Lenders have decided to approve the extension of the waiver period requested in your letter dated March 5, 2004.

Yours faithfully,

Xavier Monteau

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  Exhibit 4.9